Exhibit 99.1

One Penn Plaza, Suite 2832

New York, NY 10119

www.presidio.com

Presidio, Inc. Reports Fourth Quarter and Year-End Fiscal 2018 Results

Announces Record Quarterly Revenue

Continues Strong Cash Flow Generation

Announces Negotiated Share Repurchase and Quarterly Dividend

NEW YORK, NY, September 6, 2018 — Presidio, Inc. (NASDAQ:PSDO) (“Presidio”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers, today announced its financial results for its fiscal fourth quarter and fiscal year ended June 30, 2018.

	Three Months Ended June 30,			Fiscal Year Ended June 30,
(in $ millions)	2017	2018	% Chg	2017	2018	% Chg
Total Revenue	$729.3	$766.3	5.1%	$2,817.6	$2,858.0	1.4%
Total Gross Margin	$152.3	$151.8	(0.3)%	$585.9	$585.0	(0.2)%
Gross Margin %	20.9%	19.8%	(1.1)%	20.8%	20.5%	(0.3)%
Net Income	$10.4	$14.6	40.4%	$4.4	$134.2	n.m.
Diluted EPS	$0.11	$0.15	36.4%	$0.05	$1.39	n.m.
Adjusted EBITDA[1]	$60.4	$57.9	(4.1)%	$226.1	$223.7	(1.1)%
Adjusted EBITDA Margin %[1]	8.3%	7.6%	(0.7)%	8.0%	7.8%	(0.2)%
Adjusted Net Income[1]	$30.6	$33.1	8.2%	$100.4	$123.0	22.5%
Pro Forma Adjusted Net Income[2]	$31.6	$33.1	4.7%	$116.0	$126.4	9.0%
Pro Forma Diluted EPS[2]	$0.33	$0.34	3.0%	$1.22	$1.31	7.4%

“We are pleased to report record quarterly revenue in our fourth quarter of $766 million representing growth of 5% over the prior year. Our strong revenue performance was driven by customers consuming our high-value add services and establishing multi-year relationships with Presidio, driving a 26% increase in service revenue and strong growth in recurring revenue. We also continue to see strong growth in our backlog, which is up 16% over the prior year,” said Bob Cagnazzi, Chief Executive Officer of Presidio.

Cagnazzi continued, “During our fiscal 2018 year, we endeavored to create shareholder value through investing in our organic solutions set, executing on our tuck-in M&A strategy, deleveraging, and, importantly, taking capital structure actions to further bolster our strong free cash flow profile. During the fiscal year, we generated $123 million of free cash flow. We have always maintained that we will deploy our free cash flow to create value for our shareholders, and today, we are pleased to announce two initiatives to that end. First, we are pleased to announce a quarterly dividend program of $0.04 per share. Second, we have entered into an agreement to repurchase 10,750,000 shares from Apollo. We have tremendous conviction in our business, and this share repurchase enables us to use our strong cash flow to deliver EPS accretion of 7% on an annualized basis to our shareholders while still maintaining ample capacity for future M&A.”

[1]

This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the attached reconciliation to the most directly comparable U.S. GAAP measure.

[2]

This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions. Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

Financial Highlights for the Fiscal Fourth Quarter Ended June 30, 2018

•

Revenue - Total Revenue was $766.3 million, up 5.1%, with product revenue up 1.1% and service revenue up 26.3%. Revenue growth in the quarter was driven by Digital Infrastructure solutions growth of 13.5%, where increased traction for next generation software defined infrastructure with automation and analytics led to increased sales of network upgrades. Cloud revenue decreased 22.7% and security revenue was flat with prior year. Cloud revenue was impacted by shifting of revenue recognition from a point in time to a period over the life of the contract with the customer as our revenue base continues to migrate to multi-year, recurring revenue contracts vs. point in time sales.

•

Gross Margin - Total Gross Margin, Product gross margin, and Service gross margin were 19.8%, 20.1%, and 18.3%, respectively, as compared to 20.9%, 20.5%, and 23.0% in the prior year. Margin contraction was driven by lower services margins, which resulted from a higher proportion of vendor partner engagements in the period.

•

Provision for (benefit from) Income Taxes - The GAAP tax provision rate was 20.7%, which includes a $1.7 million benefit related to the Tax Cuts and Jobs Act. The non-GAAP tax provision rate was 24.9%.

•

Net Income and Diluted EPS - Net Income was $14.6 million and diluted EPS was $0.15. Pro Forma Adjusted Net Income was $33.1 million, an increase of 4.7% over the prior year and Pro Forma Adjusted diluted EPS was $0.34, an increase of 3.0% over the prior year.

•	Adjusted EBITDA - Adjusted EBITDA was $57.9 million, down 4.1% due to lower Total Gross Margin. Adjusted EBITDA margin was 7.6% compared to 8.3% in the prior year.

Financial Highlights for the Fiscal Year Ended June 30, 2018

•

Revenue - Total Revenue was $2,858.0 million, up 1.4%, while Product revenue was down 1.5% and Service revenue was up 17.3%. Digital Infrastructure solutions grew 1.9%, cloud revenue decreased 10.1% and security revenue grew 16.3%. Cloud revenue was impacted by shifting of revenue recognition from a point in time to a period over the life of the contract with the customer.

•

Gross Margin - Total Gross Margin, Product gross margin and Service gross margin were 20.5%, 20.6% and 20.1%, respectively, as compared to 20.8%, 20.6% and 21.8%, respectively, in the prior year. Margin contraction was driven by a higher proportion of vendor partner engagements in the period, as well as a reduction in vendor incentive rebates.

•

Provision for (benefit from) Income Taxes - The GAAP tax provision rate was (146.2%), which includes a $94 million benefit related to the Tax Cuts and Jobs Act. The non-GAAP tax provision rate was 26.7%.

•

Net Income and Diluted EPS - Net Income was $134.2 million and diluted EPS was $1.39. Pro Forma Adjusted Net Income was $126.4 million, an increase of 9.0% over the prior year and Pro Forma Adjusted EPS was $1.31, an increase of 7.4% over the prior year. Strong year-over-year growth was driven by continued deleveraging and the favorable impact of tax reform in the fiscal year.

•	Adjusted EBITDA - Adjusted EBITDA was $223.7 million, down 1.1%, due to lower Total Gross Margin. Adjusted EBITDA margin was 7.8% as compared to 8.0% for the prior year.

Capital Resources and Other Financial Highlights

•

Debt - At year end, cash and cash equivalents were $37.0 million, total long-term debt was $686.6 million comprised entirely of our term loan facility (excluding debt issuance costs), and total net debt was $649.6 million (defined as total long-term debt less cash and cash equivalents), representing 2.9x net total leverage. Total net debt was $724.1 million, and net total leverage was 3.2x at the end of fiscal 2017. During the year, the Company voluntarily prepaid an aggregate of $80.0 million in principal amount of its term loans, consistent with plans to reduce debt to target levels.

•

Free Cash Flow - Free Cash Flow in the fourth quarter was $48.3 million, up 56.3%. For the year, Free Cash Flow was $122.8 million, an increase of 30.6%. The increase in Free Cash Flow was driven primarily by lower cash interest expense and lower taxes during fiscal 2018 in connection with the Tax Cuts and Jobs Act.

•

January 2018 Refinancing - On January 5, 2018, we completed a refinancing of our existing term loan facility whereby we refinanced all $576.6 million outstanding term loans and borrowed $140.0 million new term loans under our existing credit agreement, all of which had an interest rate margin that is 0.50% lower than the existing term loans and extended the maturity date from 2022 to 2024. We used the proceeds from the $140.0 million borrowing to redeem all $125.0 million of Presidio Holdings, Inc.’s 10.25% senior notes due 2023 and pay the associated redemption premium, accrued interest and other fees in connection with the refinancing.

•

Backlog - As of June 30, 2018, we had firm, executed backlog of $582 million, up 16% over the prior year, driven by strong growth in both Product and Service. Sequentially, our firm, executed backlog increased 10% over Q3.

Dividend and Share Repurchase

The Company announced today that its Board of Directors has declared a quarterly cash dividend program of $0.04 per common share to be paid on October 5, 2018, to all stockholders of record as of close of business on September 26, 2018. Future dividends will be subject to Board of Director approval.

Additionally, a Special Independent Committee of the Company’s Board of Directors has approved the repurchase of 10,750,000 of its shares from funds affiliated with Apollo Global Management, LLC for approximately $160 million, including fees and transaction costs. The Company intends to finance the share repurchase through proceeds from borrowings of incremental term loans pursuant to our existing credit facility. At year end, on a pro forma basis including the share repurchase, total net debt was $809.6 million, representing 3.6x total net leverage. The transaction is expected to be 7% accretive to pro forma adjusted EPS on an annualized basis in our fiscal 2019 year, and reduces the amount of stock held by Apollo by 18.6%.

New Revenue Recognition Standard (ASC 606)

At the beginning of fiscal 2019, the Company adopted the Financial Accounting Standards Board new accounting standard for revenue recognition (“ASC 606”) using the full retrospective method. ASC 606 primarily results in a reduction to revenue related to transactions where we are deemed to be an agent resulting in net revenue recognition. We expect the impact of the adoption of this new standard to be as follows:

•	Total Revenue for fiscal 2018 is adjusted from $2,858.0 million to $2,765.2 million; a change of (3.2%)

•	Total Gross Margin for fiscal 2018 is adjusted from $585.0 million to $584.0 million; a change of (0.2%)

•	Net Income for fiscal 2018 is adjusted from $134.2 million to $133.9 million; a change of (0.2%)

•	Adjusted EBITDA for fiscal 2018 is adjusted from $223.7 million to $223.2 million; a change of (0.2%)

•	Pro Forma Adjusted Net Income for fiscal 2018 is adjusted from $126.4 million to $126.0 million; a change of (0.3%)

•	Pro Forma Diluted EPS remains unchanged

Business Outlook

The Company expects to achieve the following results for fiscal 2019:

•

Total Revenue: $2,850 million to $2,900 million (compared to $2,765.2 million for fiscal 2018), which would represent Total Revenue growth of 3% to 5% (on an ASC 606 basis). Due to year-over-year earnings patterns, we anticipate revenue growth in the first quarter of fiscal 2019 being on the low end of our full year guidance, and revenue growth in the second quarter of fiscal 2019 being on the high end of our full year guidance;

•	Adjusted EBITDA margin: approximately 8% (on an ASC 606 basis);

•	Pro Forma Diluted EPS: growth in the low double digit range excluding the accretion from the share repurchase, or growth in the mid to high teens including the impact of the share repurchase;

•

Free Cash Flow is expected to be $30 million per quarter, but may be impacted by public cloud resale and managed services investments, as well as any tuck-in acquisitions funded through free cash flow; and

•	Total net leverage is expected to be in the low-3x range at the end of fiscal 2019 including the impact of the dividend and share repurchase, but excluding any strategic acquisitions.

The above forward-looking statements reflect Presidio’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Presidio does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, “non-GAAP measures,” as further described below) in its evaluation of past performance and prospects for the future. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three months and fiscal year ended June 30, 2017 for:

•	lower after-tax interest expense associated with the redemption and repurchase of notes as part of our IPO as if the IPO occurred on July 1, 2016;

•	lower after-tax interest expense associated with the term loan repricing that occurred in January 2017 as if the repricing occurred on July 1, 2016; and

•	lower after-tax interest expense associated with the redemption of the senior notes in connection with the 2018 Refinancing as if the redemption occurred on July 1, 2016.

The calculation of Pro Forma Adjusted Net Income for the three months and fiscal year ended June 30, 2018 includes adjustments for:

•	lower after-tax interest expense associated with the redemption of the senior notes in connection with the 2018 Refinancing as if the redemption occurred on July 1, 2016; and

•	lower after-tax interest expense associated with the term loan repricing as part of the 2018 Refinancing as if it occurred on July 1, 2017.

Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Conference Call Information

We have scheduled a conference call for Thursday, September 6, 2018, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal fourth quarter and fiscal year ended June 30, 2018. Financial results will be released after the close of the U.S. financial markets on September 6, 2018.

Those wishing to participate via webcast should access the call through Presidio’s Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-4018 (USA) or 1-201-689-8471 (International). The conference call replay will be available via webcast through Presidio’s Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on September 6, 2018, through September 13, 2018, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13681290.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2018, we serve approximately 8,000 middle-market, large, and government organizations across a diverse range of industries. Approximately 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is controlled by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:

Ed Yuen

866-232-3762

investors@presidio.com

Media Contact:

Dori White

Vice President of Corporate Marketing

212-324-4301

doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Net Income to Adjusted EBITDA for each of the periods presented is as follows:

(in millions)	Three Months Ended June 30, 2017	Three Months Ended June 30, 2018	Fiscal Year Ended June 30, 2017	Fiscal Year Ended June 30, 2018
Adjusted EBITDA Reconciliation:
Net income	$10.4	$14.6	$4.4	$134.2
Total depreciation and amortization (1)	21.9	22.9	87.2	89.5
Interest and other (income) expense	13.3	10.7	101.1	60.5
Income tax expense (benefit)	12.2	3.8	2.6	(79.7)

EBITDA	57.8	52.0	195.3	204.5
Adjustments:
Share-based compensation expense	1.3	1.4	10.2	7.0
Purchase accounting adjustments (2)	0.1	—	1.0	0.3
Transaction costs (3)	0.3	4.5	14.8	10.8
Other costs (4)	0.9	—	4.8	1.1

Total adjustments	2.6	5.9	30.8	19.2

Adjusted EBITDA	$60.4	$57.9	$226.1	$223.7

Adjusted EBITDA % (5)	8.3%	7.6%	8.0%	7.8%

(1)	Includes depreciation and amortization included within total operating expenses and cost of revenue.
(2)	Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).
(3)

Includes transaction-related expenses related to (i) stay, retention and earnout bonuses associated with acquisitions, (ii) transaction-related advisory and diligence fees, (iii) transaction-related legal, accounting and tax fees (iv) professional fees and expenses associated with debt refinancings and (v) other transaction-related items.

(4)

Includes other expenses such as (i) certain non-recurring costs incurred in the development of our new cloud service offerings, (ii) certain unusual legal expenses, (iii) integration of previously acquired managed services platforms into one system, and (iv) severance charges.

(5)	Adjusted EBITDA % represents the ratio of Adjusted EBITDA to Total Revenue.

The reconciliation of Net Income to Adjusted Net Income and Pro Forma Adjusted Net Income for each of the periods presented is as follows:

(in millions)	Three Months Ended June 30, 2017	Three Months Ended June 30, 2018	Fiscal Year Ended June 30, 2017	Fiscal Year Ended June 30, 2018
Adjusted Net Income reconciliation:
Net income	$10.4	$14.6	$4.4	$134.2
Adjustments:
Amortization of intangible assets	18.4	18.9	73.6	74.4
Amortization of debt issuance costs	1.4	0.9	6.5	4.5
Loss on extinguishment of debt	0.8	—	28.5	14.8
Share-based compensation expense	1.3	1.4	10.2	7.0
Purchase accounting adjustments	0.1	—	1.0	0.3
Transaction costs	0.3	4.5	14.8	10.8
Other costs	0.9	—	4.8	1.1
Revaluation of federal deferred taxes	—	(1.7)	—	(94.1)
Income tax impact of adjustments (1)	(3.0)	(5.5)	(43.4)	(30.0)

Total adjustments	20.2	18.5	96.0	(11.2)

Adjusted Net Income	30.6	33.1	100.4	123.0
Pro Forma Adjustments:
Interest on notes repaid in IPO	—	—	14.4	—
Interest on 2017 term loan repricing	—	—	4.7	—
Interest on notes redeemed, net savings	1.6	—	6.5	3.3
Interest on 2018 term loan repricing	—	—	—	1.7
Income tax impact of adjustments	(0.6)	—	(10.0)	(1.6)

Total Pro Forma adjustments	1.0	—	15.6	3.4

Pro Forma Adjusted Net Income	$31.6	$33.1	$116.0	$126.4

(1)

Includes an estimated tax impact of the adjustments to Net Income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions, and the remeasurement of deferred tax liabilities due to state rate changes.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2018	Fiscal Year Ended June 30, 2017	Fiscal Year Ended June 30, 2018
Share count:
Weighted-average shares – basic	90,925,367	92,678,947	77,517,700	91,891,295
Dilutive effect of stock options	5,473,951	3,809,223	4,344,139	4,336,283

Weighted-average shares – diluted	96,399,318	96,488,170	81,861,839	96,227,578
Pro Forma shares issued at IPO (1)	—	—	13,248,165	—

Total Pro Forma adjustments	—	—	13,248,165	—

Pro Forma weighted-average shares – diluted	96,399,318	96,488,170	95,110,004	96,227,578

Diluted EPS	$0.11	$0.15	$0.05	$1.39
Pro Forma Diluted EPS	$0.33	$0.34	$1.22	$1.31

(1)

Includes an adjustment to reflect the shares issued in the March 2017 IPO as if the IPO occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

We define Free Cash Flow as our net cash provided by (used in) operating activities adjusted to include: (i) the impact of net borrowings (repayments) on the floor plan facility, (ii) the aggregate net cash impact of our leasing business and (iii) the purchases of property and equipment.

The following table presents the aggregate net cash impact of our leasing business for the three months and fiscal years ended June 30, 2017 and 2018 (in millions):

	Three months ended June 30,		Fiscal Year Ended June 30,
(in millions)	2017	2018	2017	2018
Additions of equipment under sales-type and direct financing leases	$(23.8)	$(27.7)	$(100.1)	$(108.3)
Proceeds from collection of financing receivables	1.0	1.1	9.8	4.1
Additions to equipment under operating leases	(0.4)	(0.1)	(2.0)	(1.6)
Proceeds from disposition of equipment under operating leases	0.1	—	1.5	0.7
Proceeds from the discounting of financing receivables	22.1	33.1	108.6	114.6
Retirements of discounted financing receivables	(0.6)	(4.3)	(5.0)	(10.0)

Aggregate net cash impact of leasing business	$(1.6)	$2.1	$12.8	$(0.5)

The following table presents a reconciliation of Free Cash Flow from net cash provided by (used in) operating activities for the three and twelve months ended June 30, 2017 and 2018 (in millions):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(in millions)	2017	2018	2017	2018
Net cash provided by (used in) operating activities	$(45.3)	$49.3	$51.0	$192.0
Adjustments to reconcile to free cash flow:
Net change in accounts payable — floor plan	80.3	0.8	41.6	(54.3)
Aggregate net cash impact of leasing business	(1.6)	2.1	12.8	(0.5)
Purchases of property and equipment	(2.5)	(3.9)	(11.4)	(14.4)

Total adjustments	76.2	(1.0)	43.0	(69.2)

Free cash flow	$30.9	$48.3	$94.0	$122.8

PRESIDIO, INC.

Consolidated Balance Sheets

(in millions, except share data)

	As of June 30, 2017	As of June 30, 2018
Assets
Current Assets
Cash and cash equivalents	$27.5	$37.0
Accounts receivable, net	576.3	613.3
Unbilled accounts receivable, net	159.8	156.7
Financing receivables, current portion	84.2	88.3
Inventory	27.7	27.7
Prepaid expenses and other current assets	63.4	80.7

Total current assets	938.9	1,003.7
Property and equipment, net	32.1	35.9
Financing receivables, less current portion	113.6	116.8
Goodwill	781.5	803.7
Identifiable intangible assets, net	751.9	700.3
Other assets	32.7	33.9

Total assets	$2,650.7	$2,694.3

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	350.5	457.7
Accounts payable – floor plan	264.9	210.6
Accrued expenses and other current liabilities	216.3	193.2
Discounted financing receivables, current portion	79.9	85.2

Total current liabilities	911.6	946.7
Long-term debt, net of debt issuance costs	730.7	671.2
Discounted financing receivables, less current portion	104.7	108.6
Deferred income tax liabilities	270.4	177.7
Other liabilities	30.4	34.0

Total liabilities	2,047.8	1,938.2
Commitments and contingencies (Note 13)
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at June 30, 2018 and June 30, 2017	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized and 92,853,983 shares issued and outstanding at June 30, 2018, 250,000,000 shares authorized and 90,969,919 shares issued and outstanding at June 30, 2017	0.9	0.9
Additional paid-in capital	625.3	644.3
Accumulated earnings (deficit)	(23.3)	110.9

Total stockholders’ equity	602.9	756.1

Total liabilities and stockholders’ equity	$2,650.7	$2,694.3

PRESIDIO, INC.

Consolidated Statements of Operations

(in millions, except share and per-share data)

	Three months ended June 30,		Fiscal Year Ended June 30,
	2017	2018	2017	2018
Revenue
Product	$615.4	$622.4	$2,373.2	$2,336.5
Service	113.9	143.9	444.4	521.5

Total revenue	729.3	766.3	2,817.6	2,858.0
Cost of revenue
Product	489.3	497.0	1,884.2	1,856.3
Service	87.7	117.5	347.5	416.7

Total cost of revenue	577.0	614.5	2,231.7	2,273.0

Gross margin	152.3	151.8	585.9	585.0
Operating expenses
Selling expenses	71.3	72.7	276.2	273.7
General and administrative expenses	24.3	24.1	105.0	101.8
Transaction costs	0.3	4.5	14.8	10.8
Depreciation and amortization	20.5	21.4	81.8	83.7

Total operating expenses	116.4	122.7	477.8	470.0

Operating income	35.9	29.1	108.1	115.0
Interest and other (income) expense
Interest expense	12.6	10.7	72.5	46.0
Loss on extinguishment of debt	0.8	—	28.5	14.8
Other (income) expense, net	(0.1)	—	0.1	(0.3)

Total interest and other (income) expense	13.3	10.7	101.1	60.5

Income before income taxes	22.6	18.4	7.0	54.5
Income tax expense (benefit)	12.2	3.8	2.6	(79.7)

Net income	$10.4	$14.6	$4.4	$134.2

Earnings per share:
Basic EPS	$0.11	$0.16	$0.06	$1.46
Diluted EPS	$0.11	$0.15	$0.05	$1.39
Weighted-average common shares outstanding:
Basic	90,925,367	92,678,947	77,517,700	91,891,295
Diluted	96,399,318	96,488,170	81,861,839	96,227,578

PRESIDIO, INC.

Consolidated Statements of Cash Flows

(in millions)

	Three months ended June 30,		Fiscal Year Ended June 30,
	2017	2018	2017	2018
Net cash provided by (used in) operating activities	$(45.3)	$49.3	$51.0	$192.0
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	(33.3)	—	(42.8)
Proceeds from collection of escrow related to acquisition of business	—	—	0.6	0.2
Additions of equipment under sales-type and direct financing leases	(23.8)	(27.7)	(100.1)	(108.3)
Proceeds from collection of financing receivables	1.0	1.1	9.8	4.1
Additions to equipment under operating leases	(0.4)	(0.1)	(2.0)	(1.6)
Proceeds from disposition of equipment under operating leases	0.1	—	1.5	0.7
Purchases of property and equipment	(2.5)	(3.9)	(11.4)	(14.4)

Net cash used in investing activities	(25.6)	(63.9)	(101.6)	(162.1)

Cash flows from financing activities:
Proceeds from initial public offering, net of underwriter discounts and commissions	—	—	247.5	—
Payment of initial public offering costs	(6.5)	—	(7.2)	—
Proceeds from issuance of common stock under share-based compensation plans	0.5	2.1	1.1	8.0
Proceeds from the discounting of financing receivables	22.1	33.1	108.6	114.6
Retirements of discounted financing receivables	(0.6)	(4.3)	(5.0)	(10.0)
Net repayments on the receivables securitization facility	—	—	(5.0)	—
Deferred financing costs	—	—	—	(1.2)
Redemptions and repurchases of senior and subordinated notes	—	—	(230.8)	(135.7)
Borrowings on term loans, net of original issue discount	—	—	—	138.2
Repayments of term loans	(25.2)	(5.0)	(105.7)	(80.0)
Net change in accounts payable — floor plan	80.3	0.8	41.6	(54.3)

Net cash provided by (used in) financing activities	70.6	26.7	45.1	(20.4)

Net increase (decrease) in cash and cash equivalents	(0.3)	12.1	(5.5)	9.5
Cash and cash equivalents:
Beginning of the period	27.8	24.9	33.0	27.5

End of the period	$27.5	$37.0	$27.5	$37.0

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$7.0	$8.8	$75.7	$44.8
Income taxes, net of refunds	$0.7	$(9.6)	$3.3	$20.3
Reduction of discounted lease assets and liabilities	$24.3	$22.5	$89.6	$102.7